Exhibit 16(b)


September 26, 2003


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Rexhall Industries, Inc. ("the Company") and, under the date of March 1, 2002, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2001 and 2000. On December30, 2002, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K/A (Amendment No. 2) filed September 15, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with (i) the statements contained in the third paragraph of Item 4(a)(iv) that the increase in the billing rates over those we had used in the past for the Company led the Company's Audit Committee to solicit bids for the upcoming 2002 year end audit, (ii) the statements in the fourth paragraph of Item 4(a)(iv) that the Audit Committee has given consideration to the information provided by us with respect to our proposed increase in fees, has shared this information with its new independent public accountants or has requested that firm perform additional tests and procedures as part of its audit for the year ended December 31, 2002 and to report to the Audit Committee with respect to the internal controls of the Company related to information technology systems and inventory, or (iii) the statements contained in the penultimate paragraph of Item 4(a) that the decision to dismiss KPMG was recommended by the Audit Committee and unanimously approved by the Company's Board of Directors.

Very truly yours,

/s/ KPMG LLP